Exhibit 10.3



                                         May 9, 1996


Mr.  Laurence Anderson
3714 Vermont St.
Long Beach, CA 90814

RE:  Employment term sheet
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Dear Laurence:

                   This letter will confirm the basic terms of our agreement under which Showpower, Inc. ("SP") shall enter into an employment agreement with you ("you" or "Executive"), which definitive agreement (Agreement) shall be executed within fifteen business days from the date hereof. In consideration for the terms hereof, you agree to release SP from any and all liability it may have with respect to the payment of any other compensation due to you as of the date hereof, other than a deferred bonus in the amount of $30,077.51, and to terminate any and all existing agreements, whether written or oral, between you and SP, including, but not limited to, that certain document entitled "Compensation Agreement" and dated as of August 29, 1995 and executed by you, John Campion and David Bernstein.

                   For the period you are employed you shall receive compensation as follows (where stated on an annual basis, pro-rated for the calendar year remaining):

                   1. Salary, annual basis:  $118,000 payable bi-weekly.

                   2. Term:  Three years.

                   3. Discretionary bonus: You shall be eligible to receive a discretionary year end bonus above and beyond the compensation stated above. Year end bonuses shall be granted at the sole discretion of the Board of Directors.




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Mr. Laurence Anderson                 -2-                            May 9, 1996


                   4.       Equity Interest:

                   a. Grant of Option for Equity Interest. The shareholders of SP shall grant you an option, under which, for the sum of $100.00, sell you an equity interest in SP of twenty-four and three tenths shares, equal to two and forty-three hundredths percent (2.43%) before a transaction with J. Stone or May 30, 1996, or an equity interest in SP equal to one and six tenths percent (1.60) after a transaction with
          J. Stone or June 1, 1996. Such grant of equity is conditioned upon your execution of a shareholders' agreement, and is personal to you, and may not be transferred or assigned.

                   b. SP's Right of Repurchase. Upon the termination of Executive's employment hereunder for any reason, Employer shall have the right, upon sixty days written notice to Executive, to purchase the equity interest of Executive, for a price equal to its fair market value, as determined by an independent M.A.I.
          certified appraiser.

                   5. Other Benefits. You shall receive health insurance for yourself, and be eligible to continue to participate in SP's 401(k) retirement plan. In addition, you shall other benefits, and be subject to all other policies as noted in SP's employee handbook, of which you acknowledge receiving, reading and understanding same.

                   6. Other Covenants. You agree to enter restrictive covenants with respect to non-solicitation and non-competition under which you agree, that, for the 24 months after termination of the Employment Agreement for any reason, not to solicit client's, vendors or customers of SP, and, provided SP pays you the sum of $95,000 per year, you agree not to compete in any way with SP in the business in which SP operates at the time of such termination.

                   7. Termination. The Employment Agreement shall be terminable prior to the scheduled expiration of its term as follows:

                   a. The Employer may terminate this Employment Agreement at any time with good cause, whereupon all compensation to Executive shall cease upon the effective date of termination. As used in this Paragraph 7, the term "good cause" shall include incompetency, neglect of duty, insubordination, dishonesty, breach of any provision of this Agreement, any other conduct which is contrary to the faithful and diligent performance of Executive's duties, or Executive's failure to adequately perform any duties reasonably assigned to Executive, and specifically shall include (i) dishonesty by Executive detrimental to the best interests of Employer or any of its affiliates, (ii) continuing inattention to or


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Mr. Laurence Anderson                 -3-                            May 9, 1996


          neglect of the duties to be performed by Executive, (iii) willful disloyalty of Executive to Employer, (iv) the death of Executive, (v) participation by Executive in any fraud, (vi) the imparting of any material confidential information by Executive in violation of this Agreement, or (vii) any other material violation of this Agreement by Executive, provided however, that no finding of good cause shall result from the Executive's prudent exercise of his business judgement in the performance of his duties hereunder.

                   b. The Employer may terminate this Employment Agreement at any time without cause, provided however, if Employer wishes to continue to enforce the covenant not to compete contained in the Non-Solicitation Agreement attached hereto as Exhibit "C", Employer shall be required to continue to pay the Executive $95,000 per annum as of the date of termination for twenty-four months after such termination.

                   c. Upon the express written agreement of the parties.

                   If this letter agreement accurately reflects our understanding, please execute the enclosed copy, fax back and mail the original to me. This letter may be executed in multiple counterparts, each of which shall be deemed an original.

Kind regards,

Showpower, Inc.                          Accepted and agreed.

 /s/ David C. Bernstein                   /s/ Laurence Anderson
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David C. Bernstein                       Laurence Anderson